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[ORRICK LOGO]                                                        Exhibit 5.1



November 13, 2000


PPL Montana, LLC
303 North Broadway
Suite 400
Billings, Montana 59101

Ladies and Gentlemen:

We have acted as special lease counsel to PPL Montana, LLC (the "Company"), a Delaware limited liability company, in connection with the issuance of the 8.903% Pass Through Trust Certificates due 2020 (the "Existing Pass Through Trust Certificates"). We are issuing this opinion letter in connection with the offer to exchange (the "Exchange Offer") new pass through trust certificates (herein referred to as the "New Pass Through Trust Certificates") for an equal principal amount of the Existing Pass Through Trust Certificates, and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission by the Company for the purpose of registering the New Pass Through Trust Certificates under the Securities Act of 1933, as amended (the "Act").

The Existing Pass Through Trust Certificates have been, and the New Pass Through Trust Certificates will be, issued pursuant to a single Pass Through Trust Agreement, dated as of July 13, 2000 (the "Pass Through Trust Agreement"), among the Company and The Chase Manhattan Bank, as Pass Through Trustee. Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Pass Through Trust Agreement; (ii) the forms of the New Pass Through Trust Certificates; and (iii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this
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[ORRICK LOGO]

PPL Montana, LLC
November 13, 2000
Page 2

opinion, we have relied upon certificates of officers and representatives of the Company. We have also assumed (i) the due incorporation or formation and valid existence of the Pass Through Trust, the Pass Through Trustee and the Company,
(ii) that the Company and the Pass Through Trustee had the requisite corporate power and authority to execute and deliver the Pass Through Trust Agreement and perform their respective obligations thereunder, (iii) that the Pass Through Trust Agreement was duly authorized, executed and delivered by each of the Company and the Pass Through Trustee, and (iv) that the Pass Through Trustee will have the requisite corporate power and authority to execute and deliver the New Pass Through Trust Certificates and that such certificates will be duly authorized, executed and delivered.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the New Pass Through Trust Certificates are duly executed and authenticated by the Pass Through Trustee and duly delivered in exchange for the Existing Pass Through Trust Certificates in accordance with the Exchange Offer in the manner described in the Registration Statement, the New Pass Through Trust Certificates will constitute the legal, valid and binding obligations of the Pass Through Trust and will be entitled to the benefits of the Pass Through Trust Agreement, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights and remedies generally, and subject to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of our name under the captions "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we are within the category of persons required to give consents pursuant to Section 7 of the Act.

Very truly yours,


/s/ Orrick, Herrington & Sutcliffe LLP
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    ORRICK, HERRINGTON & SUTCLIFFE LLP